BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684 5708
Website: www.nvsos.gov

Certificate of Designation

 (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY-DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1.	Name of corporation:
Alkame Holdings, Inc.

2.	The articles have been amended as follows (provide article numbers, if available):

Pursuant to Section 78.1955 of the Nevada Revised Statutes, Alkame Holdings, Inc., a corporation organized and existing under the Nevada Revised Statutes (the “Company”), DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Company, and pursuant to Section 78.1955 of the Nevada Revised Statutes, the Board of Directors, by unanimous written consent of all members of the Board of Directors on May 10, 2016, duly adopted a resolution providing for the issuance of a series of shares of Series E Convertible Preferred Stock, which resolution is and reads as follows: RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors of Alkame Holdings, Inc. by the provisions of the Articles of Incorporation of the Company, as amended, a series of the preferred stock, par value $1.00 per share, of the Company be, and it hereby is, established; SEE ATTACHED

3.	Effective date and time of filing (optional):

4.	Signatures (required)

X /s/ Robert Eakle
Signature

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Revised: 1-5-15

This form must be accompanied by appropriate fees. Nevada Secretary of State Stock Designation

Exhibit A

______________________________________________

CERTIFICATE OF DESIGNATION

OF

ALKAME HOLDINGS, INC.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

______________________________________________

Pursuant to Section 78.1955 of the Nevada Revised Statutes, Alkame Holdings, Inc., a corporation organized and existing under the Nevada Revised Statutes (the “Company”),

DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Company, and pursuant to Section 78.1955 of the Nevada Revised Statutes, the Board of Directors, by unanimous written consent of all members of the Board of Directors on May 10th, 2016, duly adopted a resolution providing for the issuance of a series of shares of Series E Convertible Preferred Stock, which resolution is and reads as follows:

RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors of Alkame Holdings, Inc. by the provisions of the Articles of Incorporation of the Company, as amended, a series of the preferred stock, par value $1.00 per share, of the Company be, and it hereby is, established; and

FURTHER RESOLVED, that the series of preferred stock of the Company be, and it hereby is, given the distinctive designation of "Series E Preferred Stock"; and

FURTHER RESOLVED, that the Series E Preferred Stock shall consist of One Million Two Hundred Fifty Thousand (1,250,000) shares; and

RESOLVED, that the Series E Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth below (the “Designation” or the “Certificate of Designation”):

1. Definitions.

(a) “Act” means the Securities Exchange Act of 1934, as amended, or any successor provisions, including any rules or regulations promulgated thereunder.

(b) “Authorized Share Failure” has the meaning set forth in Section 6(e).

(c) “Board of Directors” has the meaning set forth in the preamble.

(d) “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Las Vegas, Nevada are authorized or required by applicable law to close.

(e) “Bylaws” means the bylaws of the Company (as amended).

(f) “Certificate” has the meaning set forth in Section 6(c).

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(g) “Certificate of Designations” means this Certificate of Designation.

(h) “Articles of Incorporation” has the meaning set forth in the preamble.

(i) “Change of Control” means any of the following transactions that is approved by at least a majority of the members of the Board of Directors: (i) the acquisition by any Person (other than the current members of the Board or any of their descendants, the Company, or any savings, pension or other benefit plan for the benefit of the employees of the Company or subsidiaries thereof), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of voting securities of the Company (or of any direct or indirect subsidiary of the Company owning more than 75% of the consolidated assets of the Company) where such acquisition causes any such Person to own fifty percent (50%) or more of the combined voting power of the Company’s then outstanding capital stock then entitled to vote generally in the election of directors; (ii) a reorganization, merger, consolidation or other corporate transaction involving the Company (or of any direct or indirect subsidiary of the Company owning more than 75% of the consolidated assets of the Company) with respect to which the shareholders of the Company immediately prior to such transaction do not, immediately after the transaction, own more than fifty percent (50%) of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities; (iii) the sale, transfer or assignment of all or substantially all of the assets of the Company (or of any direct or indirect subsidiary of the Company owning more than 75% of the consolidated assets of the Company) to any third party; or (iv) any other transactions or series of related transactions occurring which have substantially the same effect as the transactions specified in clauses (i) through (iii) as reasonably determined by the Board of Directors.

(j) “Closing Price” means, with respect to the Common Stock and on any particular date, the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which the Common Stock is listed or admitted for trading or, if the Common Stock is not listed or admitted for trading on a United States national or regional securities exchange, as reported on the quotation system on which such security is quoted. If the Common Stock is not listed or admitted for trading on a United States national or regional securities exchange and not reported on a quotation system on such date, the “Closing Price” will be the last quoted bid price for the Common Stock in the over-the-counter market on such date as reported by the OTC Markets Group Inc. or similar organization. If none of the foregoing apply, the last reported sale price will be the average of the mid-point of the last bid and ask prices for the Common Stock on such date from each of at least three nationally recognized investment banking firms selected by the Company for this purpose.

(k) “Common Stock” means the common stock, $0.001, of the Company.

(l) “Company” has the meaning set forth in the preamble.

(m) “Conversion Date” has the meaning set forth in Section 6(c).

(n) “Conversion Notice” has the meaning set forth in Section 6(c).

(o) “Conversion Price” has the meaning set forth in Section 6.

(p) “Deemed Liquidation” has the meaning set forth in Section 5(e).

(q) “Deemed Liquidation Payment” has the meaning set forth in Section 5(e).

(r) “Distribution” means payment of dividends or distributions, whether payable in cash, securities, options or other property (including any distributions of any rights, (including rights relating to the issuance, grant or sale of stock, warrants, securities or other property)).

(s) “DTC” has the meaning set forth in Section 6(c).

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(t) “Fair Market Value” means, (i) for any security, the Closing Price, (ii) with respect to property other than a security, the fair market value determined in good faith by a nationally recognized investment banking firm selected by the Company, and (iii) for any cash, the amount of such cash.

(u) “Holder” means a holder of shares of Series E Preferred Stock.

(v) “Junior Securities” has the meaning set forth in Section 5(a).

(w) “Liquidation Preference” has the meaning set forth in Section 5.

(x) “Parity Securities” has the meaning set forth in Section 5(a).

(y) “Person” means any individual, entity or “group,” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Act.

(z) “Reorganization” means (i) an acquisition, reorganization, merger, consolidation or other corporate transaction involving the Company (or of any direct or indirect subsidiary of the Company owning more than 75% of the consolidated assets of the Company); (ii) the sale, transfer or assignment of all or substantially all of the assets of the Company (or of any direct or indirect subsidiary of the Company owning more than 75% of the consolidated assets of the Company); or (iii) any other transactions or series of related transactions occurring which have substantially the same effect as the transactions specified in clauses (i) or (ii) as reasonably determined by the Board of Directors.

(aa) “Required Reserve Amount” has the meaning set forth in Section 6(e).

(bb) “Senior Securities” has the meaning set forth in Section 5(a).

(cc) “Series A Preferred Stock” means shares of the Company’s Series A Preferred Shares.

(dd) “Series B Preferred Stock” means shares of the Company’s Series B Preferred Shares.

(ee) “Series C Preferred Stock” means shares of the Company’s Series B Preferred Shares.

(ff) “Series D Preferred Stock” means shares of the Company’s Series B Preferred Shares.

(gg) “Share Delivery Date” has the meaning set forth in Section 6(c).

(hh) “Surviving Entity” means the successor Person in any Reorganization other than the Company, provided that if (i) such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on a national securities exchange, quotation system or over-the-counter market and (ii) the common stock or equivalent equity security of the parent entity that, directly or indirectly, controls such Person (a “Parent Entity”) is quoted or listed on a national securities exchange, quotation system or over-the-counter market, “Surviving Entity” shall mean such Person’s Parent Entity; provided further that if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of a Reorganization shall be deemed to be the “Surviving Entity”.

(ii) “Voting Securities” means the total number of (i) outstanding shares of Common Stock plus (ii) the aggregate number of shares of Common Stock into which all outstanding shares of Series E Preferred Stock may be converted pursuant to Section 6(a), without regard to any limitations on the conversion of the Series E Preferred Stock contained in this Certificate of Designations.

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(jj) “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.

(kk) “9.9 Maximum Percentage” has the meaning set forth in Section 6(g).

2. Interpretation. For the purposes hereof, unless the context requires otherwise: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to the Certificate of Designation as a whole and not to any particular provision of the Certificate of Designation, and Section references are to the Sections of the Certificate of Designation unless otherwise specified; (iii) the word “including” and words of similar import when used in the Certificate of Designation shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified; (iv) the word “or” shall not be exclusive; (v) the terms “Dollars”, “cents” and “$” shall mean U.S. dollars; (vi) with respect to determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (vii) references to any statute shall be deemed to refer to such statute as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder; (viii) the word “hereby,” or the term “contemplated hereby,” when used in the Certificate of Designation, shall refer to the Articles of Incorporation and the Certificate of Designations and not to any other agreement or instrument; and (ix) any calculations of “as-converted” or “fully converted” basis or similar concept, unless otherwise expressly provided otherwise, shall be of the maximum number of shares of Common Stock into which such Series E Preferred Stock would be convertible assuming for such purposes that the Series E Preferred Stock would be convertible (without regard to any limitations on the conversion of the Series E Preferred Stock contained in this Certificate of Designations) assuming that there would be sufficient authorized shares of Common Stock to permit such conversion at such time.

3. Designation; Number of Shares. The series of preferred stock to which this Certificate of Designation relates is designated “Series E Preferred Stock,” par value $1.00 per share (the “Series E Preferred Stock”). Each share of Series E Preferred Stock has the designations, preferences, limitations and relative, participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions as described herein. The authorized number of shares of Series E Preferred Stock is 1,250,000. Each share of Series E Preferred Stock is identical in all respects to every other share of Series E Preferred Stock. The Series E Preferred Stock shall be perpetual until such time as no shares of Series E Preferred Stock remain outstanding.

4. Dividends. Distributions may be paid on the Series E Preferred Stock as and when declared by the Board of Directors, subject, however, to the prior and superior rights of the holders of Senior Securities, if any. In addition, the Holders of record shall be entitled to receive, on a fully converted basis (without regard to any limitations on the conversion of the Series E Preferred Stock contained in this Certificate of Designation), as, when, and if declared by the Board of Directors, Distributions in the same per share amount as paid on the Common Stock, and no Distributions shall be payable on Junior Securities or Parity Securities unless an identical Distribution is payable at the same time on the Series E Preferred Stock; provided however, that if a Distribution payable in Common Stock is declared on the Common Stock, the Conversion Price shall be adjusted pursuant to Section 7 in lieu of the Holders receiving an equivalent Distribution. Distributions that are payable on Series E Preferred Stock shall be payable to the Holders of record as they appear on the stock register of the Company on the applicable record date, as determined by the Board of Directors, which record date, in the case of a Distribution in which a Distribution is also paid on the Common Stock, shall be the same as the record date for the Distribution on the Common Stock. The Company will not make any Distribution to the stockholders of the Company which could reasonably be determined to materially adversely affect the rights, powers, privileges and preferences afforded to the Holders with respect to the right to receive the Liquidation Preference in the event of any liquidation, dissolution or winding up of the affairs of the Company (including any such event following a sale, transfer or assignment of all or substantially all of the assets of the Company).

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5. Liquidation Preference.

(a) Rank. The Series E Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution, in each case rank (i) subordinate and junior to the Company’s Series A Preferred Stock, Series B Preferred Stock Series C and Series D and all other securities of the Company issued or established after the date of this Certificate of Designation by the Company which, by their respective terms, are senior to the Series E Preferred Stock (“Senior Securities”); and, (ii) senior to the Company’s Common Stock and each other class or series of the Company’s capital stock outstanding or established or issued after date of this Certificate of Designation by the Company the terms of which do not expressly provide that such shares of capital stock rank on a parity with or senior to the Series E Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (“Junior Securities”).

(b) Liquidation Preference. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, Holders shall be entitled to receive for each share of Series E Preferred Stock, out of the assets of the Company or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Company, subject to the rights of any creditors of the Company, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock or any other Junior Securities, an amount equal to the greater of (i) the sum of (A) $1.00 per share of the Series E Preferred Stock (as adjusted for any split, subdivision, combination or consolidation, recapitalization or similar event with respect to the Series E Preferred Stock) and (B) the amount of any declared, but unpaid, Distributions to the date of payment and (ii) the amount such Holder would have received if such share of Series E Preferred Stock had been fully converted into shares of Common Stock in accordance with this Certificate of Designation (without regard to any limitations on the conversion of the Series E Preferred Stock contained in this Certificate of Designation) immediately prior to such liquidation, dissolution or winding up (such greater amount of the foregoing clauses (i) and (ii), the “Liquidation Preference”).

(c) Partial Payment. If, in any distribution described in Section 4 and this Section 5, the assets of the Company or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Series E Preferred Stock and the corresponding amounts payable with respect to any other stock of the Company ranking equally with Series E Preferred Stock as to such distribution, Holders and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(d) Change in Control; Deemed Liquidations. Not less than twenty calendar days prior to the date that a contemplated Change of Control is expected to be consummated, the Company shall notify each Holder of the anticipated consummation date of such Change of Control by written notice via facsimile or email and overnight courier. Upon the election of a Holder (an “Electing Holder”) in writing given to the Company not later than five Business Days prior to the anticipated consummation date in the foregoing notice, the consummation by the Company of a Change of Control will constitute a liquidation, dissolution or winding up of the Company (a “Deemed Liquidation”) solely with respect to any or all of the Series E Preferred Stock held by such Holders and, upon such election, shall have the right to receive a distribution in accordance with this Section 5 (a “Deemed Liquidation Payment”). The Company shall make payment of the Deemed Liquidation Payment to any Electing Holder concurrently with the consummation of such Change of Control and in the event that the Company does not pay the Deemed Liquidation Payment on such date, an Electing Holder shall have the right to void its election. If the Company fails to pay the Deemed Liquidation Payment in full when due in accordance with this Section 5(d), the Company will pay interest thereon at a rate equal to the lesser of 25% per annum and the maximum rate permitted by applicable law, accruing daily from such date until the Deemed Liquidation Payment, plus all such interest thereon, is paid in full. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to comply with its obligations under this Section 5(d).

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6. Conversion.

(a) Conversion. Subject to the provisions of Section 6(g), each share of Series E Preferred Stock shall be convertible, at the option of the holder, at any time after the date of issuance of the Series E Preferred Stock into authorized but previously unissued shares of Common Stock, at a conversion price equal to a 50% discount to the Volume Weighted Average Price (“VWAP”) per share, for the 5 trading days (“Conversion Price”) prior to the date of the written notice of conversion which must be within 3 days of the date received by the Company. Each share of Series E Preferred Stock shall be convertible at the sole discretion of the Holder into a number of shares of Common Stock, subject to the provisions of Section 6(g).

(b) Aggregate Conversion Amount. Upon the occurrence of the final Conversion Date, as defined herein, whereby 100% of the Series E Preferred Stock shall have been converted, the aggregate conversion amount shall be determined by multiplying the converted amount of Series E Preferred Shares by the Conversion Price of each tranche converted, the sum of which shall be the “Aggregate Conversion Amount”.

(c) Conversion Mechanics.

(i) Subject to the provisions of Section 6(g), a Holder may elect to convert any or all of such Holder’s shares of Series E Preferred Stock into a number of shares of Common Stock equal to the then applicable Conversion Price, at any time in whole or from time to time in part, as and when provided in Section 6 upon written notice delivered to the Company (at the registered office of the Company or at any office of any agent or agents of the Company, as may be designated by the Board of Directors, who shall provide prompt notice of such designation to the Holders in accordance with Section 13, specifying the number of shares of Series E Preferred Stock such Holder is electing to convert (“Conversion Notice”), accompanied by the duly endorsed certificate or certificates evidencing outstanding shares of Series E Preferred Stock (“Certificate(s)” and together with the Conversion Notice, the “Conversion Documents”). The conversion date for such conversion shall be the date on which the Company actually receives the Conversion Documents (but in no event later than the date upon which delivery of the Conversion Documents would be deemed pursuant to Section 13) (the “Conversion Date”) and the Person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on the Conversion Date.

(ii) Upon receipt by the Company of the Conversion Documents, the Company shall, as soon as practicable, but in any event within one Trading Day thereafter, send, via facsimile or email, a confirmation of receipt and copies of such Conversion Documents to such Holder and to the transfer agent, which confirmation shall constitute an instruction to the transfer agent to process such Conversion Notice in accordance with the terms herein and as soon as practicable following the Conversion Date (and in any event within three Trading Days thereafter (the “Share Delivery Date”) and (A) provided the transfer agent is participating in the The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (B) if the transfer agent is not participating in the DTC Fast Automated Securities Transfer Program or if such Holder elected (in the Conversion Notice) to not have the shares of Common Stock credited to such Holder’s balance account with DTC, issue and deliver, to the address as specified in the Conversion Notice, one or more certificates representing shares of Common Stock to which such Holder shall be entitled. In the event less than all of the shares of Series E Preferred Stock represented by a Certificate are being converted into Common Stock by the Holder, a new Certificate, of like tenor, at the Company’s sole cost and expense, shall be issued and delivered promptly (and in no event later than the Share Delivery Date) to the Holder representing the number of such shares of Series E Preferred Stock that are not being converted.

(iii) From and after the Conversion Date, the shares of Series E Preferred Stock to be converted on such Conversion Date will no longer be deemed to be outstanding and all rights of the Holder as Holder (except the right to receive the Common Stock upon conversion) shall cease and terminate with respect to such shares; provided that a Holder shall be entitled to receive any Distributions that were declared prior to, but remain unpaid as of, the Conversion Date; provided further that in the event that a share of Series E Preferred Stock is not converted due to a default by the Company or because the Company is otherwise unable to issue the requisite shares of Common Stock, such share of Series E Preferred Stock will remain outstanding and will be entitled to all of the rights as provided herein.

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(iv) The Company acknowledges that a breach by it of its obligations under this Section 6(c) will cause irreparable harm to a Holder. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 6(c) will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 6(c), that a Holder shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance, without the necessity of showing economic loss and without any bond or other security being required.

(d) No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of Section 7 and this Section 6 in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

(e) Reservation of Shares Issuable Upon Conversion. The Company will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of effecting the conversion of the Series E Preferred Stock such number of shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding Series E Preferred Stock and all shares of Series E Preferred Stock that would be issuable upon the full conversion of all outstanding Series E Preferred Stock and Series E Preferred Stock, in each case, without regard to any limitations on conversions contained in this Certificate of Designations (the “Required Reserve Amount”). If at any time while any shares of Series E Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Series E Preferred Stock at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the shares of Series E Preferred Stock then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than 60 days after the occurrence of such Authorized Share Failure, the Company shall file a proxy statement for a special meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause the Board of Directors to unanimously recommend to the stockholders that they approve such proposal.

(f) Cash Damages. If by the Share Delivery Date, the Company shall fail to issue and deliver to a Holder (i) the number of shares of Common Stock to which such Holder is entitled hereunder upon such Holder’s conversion of the Series E Preferred Stock or (ii) a new certificate representing the number of shares of Series E Preferred Stock that are not being converted, in addition to all other available remedies to which such Holder may pursue hereunder and under the Transaction Documents, the Company shall pay additional damages to such Holder on each Business Day after the Share Delivery Date that such conversion is not timely effected in an amount equal to 0.5% of the product of (A) the number of shares of Common Stock not issued to such Holder by the Share Delivery Date and to which such Holder is entitled (or in the case of failure to deliver a new certificate representing shares of Series E Preferred Stock not being converted, the number of shares of Common Stock issuable upon conversion of such shares of Series E Preferred Stock that would be represented by such certificate as of the Share Delivery Date), multiplied by (B) the Closing Price of the Common Stock on the Share Delivery Date. If the Company fails to pay the damages set forth in this Section 6(f) within five Business Days of the date incurred, then such payments shall bear interest at the rate of 1.5% per month (pro rated for partial months) until such payments are made. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock and/or a certificate representing the remaining shares of Series E Preferred Stock upon conversion of the Series E Preferred Stock in accordance with the terms hereof.

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(g) Limitation on Beneficial Ownership. Notwithstanding anything to the contrary contained in this Certificate of Designation, the shares of Series E Preferred Stock held by a Holder shall not be convertible by such Holder to the extent (but only to the extent) that such Holder or any of its affiliates would beneficially own in excess of 9.9% (the “9.9 Maximum Percentage”) of the Voting Securities. To the extent the above limitation applies, the determination of whether the shares of Series E Preferred Stock held by such Holder shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by such Holder or any of its affiliates) and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by such Holder and its affiliates) shall, subject to such 9.9 Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability of a Holder to convert shares of Series E Preferred Stock pursuant to this Section 6(g) shall have any effect on the applicability of the provisions of this Section 6(g) with respect to any subsequent determination of convertibility. For purposes of this Section 6(g), beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Act and the rules and regulations promulgated thereunder. The provisions of this Section 6(g) shall be implemented in a manner otherwise than in strict conformity with the terms of this Section 6(g) to correct this Section 6(g) (or any portion hereof) which may be defective or inconsistent with the intended 9.9 Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such 9.9 Maximum Percentage limitation. The limitations contained in this Section 6(g) shall apply to a successor holder of shares of Series E Preferred Stock. The holders of Voting Securities shall be third party beneficiaries of this Section 6(g) and the Company may not amend or waive this Section 6(g) without the consent of holders of a majority of its Voting Securities. For any reason at any time, upon the written or oral request of a Holder, the Company shall within one (1) Business Day confirm orally and in writing to such Holder the number of shares of Voting Securities then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock.

7. Anti-Dilution Adjustments.

(a) Adjustments for Combinations or Divisions of Common Stock. In the event that the Company at any time or from time to time shall effect a division of the Common Stock into a greater number of shares (by stock split, reclassification or otherwise than by payment of distributions in Common Stock or in any right to acquire the Common Stock), the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series E Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. In the event the outstanding Common Stock shall be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of the Common Stock, the Conversion Price in effect immediately before such combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of Series E Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section shall become effective at the close of business on the date the subdivision or combination becomes effective.

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(b) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series E Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, consolidation, reclassification or otherwise (other than a division or combination of shares provided for in Section 7(a)), a Holder’s right to convert the Series E Preferred Stock into Common Stock then in effect shall, concurrently with the effectiveness of such transaction, be proportionately adjusted so that the Series E Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the Holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of such shares that would have been subject to receipt by such Holder upon conversion of the Series E Preferred Stock into Common Stock immediately before that change (without regard to any limitations on conversions contained in this Certificate of Designations).

(c) Adjustment for Dividends and Distributions in Shares of Common Stock. In the event the Company at any time or from time to time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a Distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance on the close of business on such record date, and

(ii) the denominator of which shall be (A) the total number of shares of Common Stock issued and outstanding immediately after prior to the time of such issuance on the close of business on such record date plus (B) the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, however, if such record date shall have been fixed and such Distribution is not fully paid on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 7(c) as of the time of actual payment of such Distribution.

(d) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 7, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than five Business Days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Holder a certificate executed by the Company’s President and Chief Executive Officer (or other appropriate officer) setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of any Holder (but in any event not later than five Business Days following such request), furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series E Preferred Stock.

8. Redemption. The Company, at the option of the Board of Directors, may at any time, redeem all of the outstanding Series E Preferred Shares by paying, in cash, a sum equal to $1.00 per share for each Series E Preferred Share so redeemed, hereinafter referred to as the “redemption price” by giving to each Series E Preferred Shareholder of record at his or her last known address, as shown on the records of the Company at least thirty (30) days prior notice in writing, by first-class mail, postage prepaid stating the date and plan of redemption, hereinafter called he “redemption notice.” On or after the date fixed for redemption, each Holder of shares called for redemption shall surrender his or her certificate(s) for such shares to the Company at the place designated in the redemption notice and shall thereupon be entitled to receive payment of the redemption price. If the redemption notice is duly given, and if sufficient funds are available therefore on the date fixed for redemption, then, whether or not the certificates evidencing the shares to be redeemed are surrendered, all rights with respect to such shares shall terminate on the date fixed for redemption, except the right of the holders to receive the redemption price, without interest, on surrender of their certificates therefore. Shares redeemed by the Company shall be restored to the status of authorized but unissued shares of the Company.

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9. Voting Rights. The Series E Preferred Shares shall be non-voting.

10. Protective Provisions. So long as any shares of Series E Preferred Stock are issued and outstanding, the Company will not (including by means of merger, consolidation or otherwise), without obtaining the approval (by vote or written consent) of the Holders of a majority of the issued and outstanding shares of Series E Preferred Stock, (a) issue additional amounts or classes of Senior Securities, (b) modify the terms of the Series E Preferred Stock so as to significantly and adversely affect its rights or preference, as reasonably determined by the Holders, (c) liquidate, dissolve or wind-up the business and affairs of the Company in any form of transaction, or consent to any of the foregoing, (d) pay dividends when preferred dividends on the Series E Preferred Stock are in arrears or (e) take any other action which, under the laws of Nevada or any other applicable law, requires the prior approval (by vote or written consent) of the Series E Preferred Stock voting as a separate class.

11. Assumption. Upon the occurrence of any Reorganization, the Company shall cause the Surviving Party to, and the Surviving Party shall, be substituted for the Company (so that from and after the date of such Reorganization, the provisions of this Certificate of Designations referring to the “Company” shall refer instead to such Surviving Party) and succeed to and assume all of the obligations, rights and powers of the Company under this Certificate of Designations with the same effect as if such Surviving Party had been named as the Company herein with respect to the shares of Series E Preferred Stock of any Holder who elects such assumption. Upon consummation of such Reorganization, the Surviving Party shall deliver to each Holder that (a) did not elect to treat such Reorganization (if such Reorganization constitutes a Change in Control) as a Deemed Liquidation with respect to all such Holder’s shares of Series E Preferred Stock and (b) elected to have such Surviving Party succeed to the Company’s obligations hereunder, confirmation that there shall be issued upon conversion of the shares of Series E Preferred Stock at any time after the consummation of such Reorganization, in lieu of the shares of Common Stock issuable upon the conversion of the shares of Series E Preferred Stock prior to such Reorganization, such shares of common stock (or their equivalent) of the Surviving Party, as adjusted to reflect the value of such Reorganization, in accordance with the provisions of this Certificate of Designations. The provisions of this Section 11 shall apply similarly and equally to successive Reorganizations and shall be applied without regard to any limitations on the conversion of the shares of Series E Preferred Stock.

12. Taxes.

(a) If the Company believes that it is required to make a deduction or withholding for or on account of tax from a payment due to a Holder under this Certificate of Designations (or that there is a change in the rate or the basis of such deduction or withholding), the Company shall notify the affected Holders promptly and provide such Holders with a reasonable opportunity to provide any necessary information that may enable the Holders to avoid such deduction or withholding.

(b) The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock upon conversion or due upon the issuance of a new Certificate for any shares of Series E Preferred Stock not converted, except for any documentary, stamp or similar issue or transfer tax due because any shares of Common Stock or Series E Preferred Stock are issued in a name other than the name of the converting Holder.

13. Notices. Any notice required by the provisions hereof to be given must be made in writing and will be deemed delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) one Business Day after deposit with an overnight courier service or (iv) five days after being sent by certified or registered mail, in each case properly addressed to the party to receive such notice. Unless the Company otherwise provides the Holders notice thereof in accordance with this Section 13, the Company’s address for notices hereunder shall be 3651 Lindell Road, Suite D # 356, Las Vegas, Nevada 89103.

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14. Record Holders. To the fullest extent permitted by law, the Company will be entitled to recognize the Holder of record as the true and lawful owner thereof for all purposes and will not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it will have express or other notice thereof.

15. No Preemptive Rights. Except as otherwise set forth in any agreement with the Company, no share of Series E Preferred Stock has any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

16. Other Rights. The shares of Series E Preferred Stock have no rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or as provided by applicable law.

IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed on its behalf by its President and Chief Executive Officer and attested by its Corporate Secretary on this 10th day of May, 2016.

By: /s/ Robert Eakle
Robert Eakle Its: Chief Executive Officer

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